                                                                   EXHIBIT 10.26


[FROST NATIONAL BANK LOGO]


                                 LOAN AGREEMENT



                                     BETWEEN

CRAFTMADE INTERNATIONAL, INC.                    THE FROST NATIONAL BANK
650 S. Royal Lane                      and       100 W. Houston Street
Coppell, Texas 75019                             San Antonio, Texas 78205


                                November 6, 2001


     THIS LOAN AGREEMENT (the "Loan Agreement") will serve to set forth the terms of the financing transactions by and between CRAFTMADE INTERNATIONAL, INC., a Delaware corporation ("Borrower"), and THE FROST NATIONAL BANK, a national banking association ("Lender"):

         1. Credit Facilities;Interest Rate Options. Subject to the terms and conditions set forth in this Loan Agreement and the agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loans, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the "Loan Documents"), Lender hereby agrees to provide to Borrower the credit facility or facilities hereinbelow (whether one or more, the "Credit Facilities"):

                  (a) Borrowing Base Line of Credit. Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the date hereof and continuing through the maturity date of the promissory note evidencing this Credit Facility from time to time, such amounts as Borrower may request hereunder; provided, however, the total principal amount outstanding at any time shall not exceed the lesser of (i) an amount equal to the Borrowing Base (as such term is defined hereinbelow), or (ii) $20,000,000.00 (the "Borrowing Base Line of Credit"). If at any time the aggregate principal amount outstanding under the Borrowing Base Line of Credit shall exceed an amount equal to the Borrowing Base, Borrower agrees to immediately repay to Lender such excess amount, plus all accrued but unpaid interest thereon. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. The sums Advanced under the Borrowing Base Line of Credit shall be used for working capital.

         As used in this Loan Agreement, the term "Borrowing Base" shall have the meaning set forth hereinbelow:

         An amount equal to 80% of the Borrower's Eligible Accounts, plus 55% of the Borrower's Eligible Inventory; provided, however, the outstanding amount Advanced against Eligible Inventory at any time shall not exceed 50% of total outstanding Advances (herein so called) under the Borrowing Base Line of Credit (as hereinafter defined).

         As used herein, the term "Eligible Accounts" shall mean at any time, an amount equal to the aggregate net invoice or ledger amount owing on all trade accounts receivable of Borrower and any Affiliates for goods sold or leased or services rendered in the ordinary course of business, in which the Lender has a perfected, first priority lien, after deducting (without duplication): (i) each such account that is unpaid 60 days or more after the original invoice date thereof, (ii) the amount of all discounts, allowances, rebates, credits and adjustments to such accounts (iii) the amount of all contra accounts, setoffs, defenses or counterclaims asserted by or available to the account debtors, (iv) all accounts with respect to which goods are placed on consignment or subject to a guaranteed sale or other terms by reason of which payment by the account debtor may be conditional, (v) all accounts with respect to which a payment and/or performance bond has been furnished and that portion of any account for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied, (vi) all accounts owing by account debtors for which there has been instituted a proceeding in bankruptcy or reorganization under the United States Bankruptcy Code or other law, whether state or federal, now or hereafter existing for relief of debtors, (vii) all accounts owing by any Affiliates; (viii) all accounts in which the account debtor is the United States or any department, agency or instrumentality of the United States, except to the extent an acknowledgment of assignment to Lender of such account in compliance with the Federal Assignment of Claims Act and other applicable laws has been received by Lender, (ix) all accounts due by any account debtor whose principal place of business is located outside the United States of America and its territories, (x) all accounts subject to any provision prohibiting assignment or requiring notice of or consent to such assignment, (xi) that portion of all account balances owing by any single account debtor which exceeds 25.0% of the aggregate of all accounts otherwise deemed eligible hereunder which are owing by all account debtors, and (xii) any other accounts deemed unacceptable by Lender in its sole and absolute discretion; provided, however, if more than 20% of the then balance owing by any single account debtor does not qualify as an Eligible Account under the foregoing provisions, then the aggregate amount of all accounts owing by such account debtor shall be excluded from Eligible Accounts.

         As used herein, the term "Eligible Inventory" shall mean as of any date, the aggregate value of all inventory of raw materials and finished goods (excluding work in progress and packaging materials, supplies and any advertising costs capitalized into inventory) then owned by Borrower and any Affiliates and held for sale, lease or other disposition in the ordinary course of its business, in which Lender has a first priority lien, excluding (i) inventory which is damaged, defective, obsolete or otherwise unsaleable in the ordinary course of business, (ii) inventory which has been returned or rejected, and (iii) inventory subject to any consignment arrangement with any other person or entity. For purposes of



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

         this definition, Eligible Inventory shall be valued at the lower of cost (excluding the cost of labor) or market value.

         All Advances under the Credit Facilities shall be collectively called the "Loans". Lender reserves the right to require Borrower to give Lender not less than one (1) business day prior notice of each requested Advance under the Credit Facilities, specifying (i) the aggregate amount of such requested Advance, (ii) the requested date of such Advance, and (iii) the purpose of such Advance, with such Advances to be requested in a form satisfactory to Lender.

                  (b) Interest Rate Options. The interest to be paid by Borrower and collected by Lender on each Advance shall be at one of the following rates as requested by Borrower:

                           (i) The lesser of (x) a rate equal to the Prime Rate
                  (defined below), minus one half percent (0.5%) per annum, with said rate to be adjusted to reflect any change in said Prime Rate at the time of any such change, or (y) the highest rate permitted by applicable law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law, said rate to be effective prior to maturity (however such maturity is brought about) ("Prime Rate Option"). The "Prime Rate" shall mean the prime rate of interest quoted in the Wall Street Journal (Southwest Edition) in the "Money Rates" column from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

                           (ii) The lesser of (x) a rate equal to the London
                  Interbank Offered Rate (as defined below) plus the following percentage based on Borrower's "Debt to Worth Ratio" set forth in Paragraph 9(a) below:

                          Percentage                 Debt to Worth Ratio
                          ----------                 -------------------
                             2.25%                        >2.5 to 1.0
                             1.75%                   = to or <2.5 to 1.0
                             1.50%                   = to or <2.0 to 1.0

                  as adjusted provided below, or (y) the highest rate permitted by applicable law, but in no event shall interest exceed the maximum interest permitted by law ("Libor Rate Option").

                  As used herein, the "London Interbank Offered Rate" shall mean with respect to any Interest Period (defined below), the rate of interest per annum (rounded to the nearest 1/16 of 1%--and if the rate is equidistant to the lower and higher nearest 1/16 of 1%, rounded upwards to the nearest 1/16 of 1%) quoted in U.S. Dollars by the British Bankers' Association at approximately 11:00 a.m. London time on the



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

                  first day of such Interest Period on which deposits in immediately available funds are offered to first class banks in the interbank eurodollar market (as determined by Lender in its sole discretion), such deposits being for a period of time equal or comparable to the interest period selected by Borrower during which the rate will be applicable, which shall be either one (1) month, two (2) months or three (3) months as selected by Borrower ("Interest Period"), and in amounts equal to or comparable to the amount of the Advance. In the event that the London Interbank Offered Rate is no longer published or reported as specified above, then the Lender shall use the rate of interest published in The Wall Street Journal (Southwest Edition) in the "Money Rates" section as the "London Interbank Offered Rates (LIBOR)" for a period of time equal or comparable to the applicable Interest Period, as of five Business Days preceding the date of the Advance. Each determination by Lender of the London Interbank Offered Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

                  (c) Request for Advances; Rollover Periods. Each request for an Advance shall be made to Lender in writing, specifying the amount of the requested Advance, the Interest Rate Option and, if applicable, the Interest Period as permitted under this Section. A request for an Advance must be delivered to the Lender at least two (2) business days prior to the Advance being made if it is for a Libor Rate Option. Any Advances with a Libor Rate Option must be for a minimum of $100,000.00. Any request for an Advance received after 11:00 a.m. Fort Worth time shall be considered received by the Lender on the following business day. As to any outstanding Advances, Borrower shall notify Lender of the Interest Rate Option and length of the Interest Period to be applied to the upcoming Interest Period at least two (2) business days prior to the end of the Interest Period then in effect for a Libor Rate Option. If Borrower fails to notify the Lender of its election prior to the end of an Interest Period for any Advance, Borrower will be deemed to have elected the Prime Rate Option. Any request for an Advance shall be irrevocable by Borrower, and Borrower shall indemnify Lender against any cost, loss or expense incurred by Lender as a result of Borrower failing to fulfill the conditions for borrowing, including the cost of liquidating and re-employment of deposits or other funds to make the Advance. The specific interest rate available on any request by Borrower shall be the one quoted by Lender two (2) business days prior to the date the rate will go into effect for the Libor Rate Option. As used in this Loan Agreement, a "business day" shall mean a day on which business is transacted by national banks in Fort Worth, Texas.

                  (d) Increased Cost. If any governmental agency, court, central bank or comparable authority shall impose any taxation, required level of reserves (except reserve requirements for certificates of deposit), deposits, insurance or capital, or similar requirements against assets, deposits or credit extended by Lender or shall impose on Lender or the eurodollar market any other condition affecting Advances, and the result of the foregoing is to increase the cost of Lender making or maintaining Advances or reduce any sums received or receivable by Lender under this Loan Agreement or the Notes by a material amount as determined by Lender in its sole discretion, then Borrower shall reimburse Lender for such increased costs or reduced sums upon demand. Nothing herein will be construed to require Borrower to pay any interest, fees, costs or charges greater than the highest rate permitted by law.

         2. Promissory Notes. The Loans shall be evidenced by one or more promissory notes (whether one or more, together with any renewals, extensions and increases thereof, the "Notes") duly executed by Borrower and payable to the order of Lender, in form and substance acceptable to Lender. Interest on the Notes shall accrue at the rate set forth herein. The principal of and interest on the Notes shall be due and payable in accordance with the terms and conditions set forth in the Notes and in this Loan Agreement.

         3. Collateral. As collateral and security for the indebtedness evidenced by the Notes and any and all other indebtedness or obligations from time to time owing by Borrower to Lender, Borrower, Trade Source International, Inc., Durocraft International, Inc. and Design Trends, LLC (together hereinafter referred to as "Pledgors") shall grant, and hereby grants, to Lender, its successors and assigns, a first and prior lien and security interest in and to the property described hereinbelow, together with any and all PRODUCTS AND PROCEEDS thereof (the "Collateral"):

                  (a) All present and future accounts, (including any right to payment for goods sold or services rendered arising out of the sale or delivery of personal property or work done or labor performed by Pledgors), now or hereafter owned, held, or acquired by Borrower and its Affiliates (as hereinafter defined), together with any and all books of account, customer lists and other records relating in any way to the foregoing.

                  (b) All present and hereafter acquired inventory (including without limitation, all raw materials, work in process and finished goods) held, possessed, owned, held on consignment, or held for sale, lease, return or to be furnished under contracts of service, in whole or in part, by Pledgors wherever located.

The term "Collateral" shall also include all records and data relating to any of the foregoing (including, without limitation, any computer software on which such records and data may be located). Pledgors shall execute such security agreements, assignments, deeds of trust and other agreements and documents as Lender shall deem appropriate and otherwise require from time to time to more fully create and perfect Lender's lien and security interests in the Collateral.

         4. Guarantors. As a condition precedent to the Lender's obligation to make the Loans to Borrower, Borrower agrees to cause Trade Source International, Inc., Durocraft International, Inc., Design Trends, LLC and C/D/R/ Incorporated (whether one or more, the "Guarantors") to each execute and deliver to Lender contemporaneously herewith a guaranty agreement, in form and substance satisfactory to Lender.

         5. Representations and Warranties. Borrower hereby represents and warrants, and upon each request for an Advance under the Credit Facilities further represents and warrants, to Lender as follows:



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

                  (a) Existence. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents.

                  (b) Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by Bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

                  (c) No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under
         (A) any provision of its articles or certificate of incorporation or bylaws, if Borrower is a corporation, or its partnership agreement, if Borrower is a partnership, or any agreement or other instrument binding upon Borrower, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

                  (d) Financial Condition. Each financial statement of Borrower supplied to the Lender truly discloses and fairly presents Borrower's financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to Lender.

                  (e) Litigation. There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower.

                  (f) Taxes; Governmental Charges. Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

         6. Conditions Precedent to Advances. Lender's obligation to make any Advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such Advance and after giving effect thereto (i) all representations and warranties made to Lender in this Loan Agreement and the other Loan

Documents shall be true and correct, as of and as if made on such date, (ii) no material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Lender by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the requested Advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), and (iv) Lender's receipt of all Loan Documents appropriately executed by Borrower and all other proper parties.

         7. Affirmative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Lender shall otherwise consent in writing:

                  (a) Accounts and Records. Maintain its books and records in accordance with generally accepted accounting principles.

                  (b) Right of Inspection. Permit Lender to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower's books and records, at all reasonable times.

                  (c) Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower's financial condition and business operations as Lender may request from time to time.

                  (d) Compliance with Laws. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower and its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

                  (e) Taxes. Pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

                  (f) Insurance. Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker's compensation, business interruption and other insurance deemed necessary or otherwise required by Lender.

                  (g) Notice of Indebtedness. Promptly inform Lender of the creation, incurrence or assumption by Borrower of any actual or contingent liabilities not permitted under this Loan Agreement.

                  (h) Notice of Litigation. Promptly after the commencement thereof, notify Lender of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties.

                  (i) Notice of Material Adverse Change. Promptly inform Lender of (i) any and all material adverse changes in Borrower's financial condition, and (ii) all claims made against Borrower which could materially affect the financial condition of Borrower.

                  (j) Additional Documentation. Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

         8. Negative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Lender:

                  (a) Nature of Business. Make any material change in the nature of its business as carried on as of the date hereof.

                  (b) Liquidations, Mergers, Consolidations. Liquidate, merge or consolidate with or into any other entity.

                  (c) Sale of Assets. Sell, transfer or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

                  (d) Liens. Create or incur any lien or encumbrance on any of its assets, other than (i) liens and security interests securing indebtedness owing to Lender, (ii) liens for taxes, assessments or similar charges that are (1) not yet due or (2) being contested in good faith by appropriate proceedings and for which Borrower has established adequate reserves, (iii) liens and security interests existing as of the date hereof which have been disclosed to and approved by Lender in writing, and (iv) purchase money security interests covering assets other than the Collateral incurred in the normal course of business.

                  (e) Indebtedness. Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender, (ii) borrowings outstanding on the date hereof and disclosed in writing to Lender, and (iii) borrowings representing trade debt incurred in the normal course of business.

                  (f) Change in Management. Permit a change in the senior management of Borrower.

                  (g) Loans. Make any loans to any person or entity except for
         (i) loans to Affiliates, and (ii) loans to officers and directors of Borrower not to exceed $100,000.00 in the aggregate at any one time.

                  (h) Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as hereinafter defined) of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm's-length transaction with a person or entity not an Affiliate of Borrower. As used in this Loan Agreement, the term "Affiliate" means (i) any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity, and (ii) Design Trends, LLC.

                  (i) Dividends. Borrower agrees not to declare or pay any dividends on any shares of Borrower's capital stock in excess of $1,750,000 per annum in the aggregate; however, if Borrower issues new shares of capital stock then dividends will not exceed $.28 per share per annum. Borrower further agrees not to make any other distributions with respect to any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Borrower's capital stock, or make any other distribution, sale, transfer or lease of any of Borrower's assets other than in the ordinary course of business, unless any such amounts are directly utilized for the payment of principal or interest on indebtedness and obligations owing from time to time by Borrower to Lender.

         9. Financial Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will maintain the following financial covenants on a consolidated basis:

                  (a) Debt to Worth Ratio. Borrower will maintain, at all times, a ratio of (a) total liabilities (excluding any Subordinated Debt), to
         (b) Tangible Net Worth of not greater than 3.25 to 1.0 after June 30, 2001, and 3.0 to 1.0 beginning September 30, 2001 and thereafter, tested quarterly.

                  (b) Interest Coverage Ratio. Borrower will maintain, as of the end of each month for the twelve most recently completed months, a ratio of (a) earnings before interest and taxes, plus depreciation and amortization for such month to (b) interest expense for such month, of not less than 1.90 to 1.0.

                  (c) Fixed Charge Coverage Ratio. Borrower will maintain, as of the end of each fiscal quarter, a ratio of (a) net income after taxes, plus depreciation, amortization, other non-cash expenses, interest expense and lease expense for the four (4) most recently completed quarters ending with such fiscal quarter, less any Distributions during such four (4) quarter period, to (b) interest expense, lease expense, current maturities of long-term debt and current maturities of long-term leases and capital expenditures for such four (4) quarter period, of not less than 0.9 to 1.0.

As used herein, the term "Tangible Net Worth" means, as of any date, Borrower's total assets excluding all intangible assets, less total liabilities excluding any Subordinated Debt. As used herein, the term "Subordinated Debt" means any indebtedness owing by Borrower which has been subordinated by written agreement to all indebtedness now or hereafter owing by Borrower to Lender, such agreement to be in form and substance acceptable to Lender. Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to generally accepted accounting principles, consistently applied.

         10. Reporting Requirements. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will, unless Lender shall otherwise consent in writing, furnish to Lender on a consolidated basis:

                  (a) Interim Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each month of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal month all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with generally accepted accounting principles, consistently applied.

                  (b) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing acceptable to Lender.

                  (c) Compliance Certificate. A certificate signed by the Chief Financial Officer of Borrower within thirty (30) days after the end of each month of each fiscal year, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement.

                  (d) Borrowing Base Report. A borrowing base report signed by the Chief Financial Officer of Borrower within thirty 30 days after the end of each month of each fiscal year, in form and detail satisfactory to Lender.

                  (e) Accounts Aging. An account receivable aging report within thirty (30) days after the end of each month of each fiscal year, in form and detail satisfactory to Lender.

                  (f) 10K Filings. Borrower's annual 10K filing with the Securities and Exchange Commission within (30) days after such filing.

                  (g) 10Q Filings. Borrower's quarterly 10Q filing with the Securities and Exchange Commission within 30 days after such filing.

                  (h) Additional Information. Such other additional financial information as Lender may request from time to time, including, without, limitation, operating statements on any assets listed on Borrower's financial statement.

         11. Events of Default. Each of the following shall constitute an "Event of Default" under this Loan Agreement:

                  (a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Notes or any other indebtedness or obligations owing to Lender by Borrower from time to time.

                  (b) The failure of Borrower or any Obligated Party (as defined below) to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents.

                  (c) The occurrence of an event of default under any of the other Loan Documents or under any other agreement now existing or hereafter arising between Lender and Borrower.

                  (d) Any representation contained herein or in any of the other Loan Documents made by Borrower or any Obligated Party is false or misleading in any material respect.

                  (e) The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower to any third party under any agreement or understanding.



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

                  (f) If Borrower or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within thirty (30) days any final money judgment against such party.

                  (g) If Borrower or any Obligated Party is an entity, the liquidation, dissolution, merger or consolidation of any such entity or, if Borrower or any Obligated Party is an individual, the death or legal incapacity of any such individual.

                  (h) The entry of any judgment against Borrower or the issuance or entry of any attachment or other lien against any of the property of Borrower for an amount in excess of $250,00.00, if undischarged, unbonded or undismissed within thirty (30) days after such entry.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative. The term "Obligated Party", as used herein, shall mean any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the indebtedness evidenced by the Notes.

         12. Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, and upon the expiration of ten (10) days following the giving of notice in accordance with Section 16 hereof with respect to any Event of Default described in subparagraph 11(a) above (provided, however, that no more than two (2) such notices will be given during any calendar year) or upon the expiration of thirty (30) days following the giving of notice by Lender to Borrower in accordance with Section 16 hereof, with respect to any Event of Default described in any of subparagraphs 11(b) through (e), the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Lender by Borrower at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Lender may, at its option, cease further advances under any of the Notes. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

         13. Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

         14. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

         15. Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

         16. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty
(30) days prior to the effective date of such new address.

         17. Construction, Venue. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Lender's address set forth on the first page hereof is located. In the event of a dispute involving this Loan Agreement or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Tarrant County, Texas

         18. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

         19. Expenses. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (ii) any action in the enforcement of Lender's rights upon the occurrence of Event of Default.

         20. Participation of the Loans. Borrower agrees that Lender may, at its option, sell interests in the Loans and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower to each prospective purchaser.

         21. Conflicts. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

         22. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

         23. Facsimile Documents and Signatures. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine ("fax"), it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine shall be considered for all purposes as an original signature. Any such faxed document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document shall be re-executed by each signatory party in an original form.

If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.

                         NOTICE TO COMPLY WITH STATE LAW

For the purpose of this Notice, the term "WRITTEN AGREEMENT" shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

     THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.



BORROWER                                         LENDER:

CRAFTMADE INTERNATIONAL, INC., a                 THE FROST NATIONAL BANK,
Delaware corporation                             a national banking


By: /s/ James R. Ridings                         By: /s/ D. Michael Randall
    --------------------                             ----------------------
Name: James R. Ridings                           Name: D. Michael Randall
Title: President and CEO                         Title: Senior Vice President



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